Exhibit 99.1

Release

Frankfurt am Main	15 May 2014

Deutsche Bank agrees to sale of The Cosmopolitan of Las Vegas

Deutsche Bank (XETRA: DBKGn.DE / NYSE: DB) announced today that it has reached an agreement with Blackstone Real Estate Partners VII to sell Nevada Property 1 LLC, the owner of The Cosmopolitan of Las Vegas, a leading resort and casino.

Under the transaction, Blackstone Real Estate Partners VII will acquire 100% of The Cosmopolitan of Las Vegas for USD 1.73 billion, which will be paid in cash. The transaction is subject to regulatory approvals.

The sale will have a net positive impact on the Bank’s CRD4 pro-forma fully loaded common equity tier 1 ratio of approximately five basis points upon closing of the transaction. The Cosmopolitan of Las Vegas is held within the Bank’s Non-Core Operations Unit (NCOU).

“As part of our Strategy 2015+, the Bank is committed to reducing its non-core legacy positions in a capital efficient manner which benefits shareholders”, said Pius Sprenger, Head of the Non-Core Operations Unit. “We are pleased to have agreed to this sale and to have delivered on our commitment.”

For further information, please contact:

Deutsche Bank

Press and Media Relations

Klaus Winker (Frankfurt)

+49 69 910 32249

Renee Calabro (New York)

+1 212 250 5525

Investor Relations

+49 69 910 35395 (Frankfurt)

+1 212 250 1540 (New York)

db.ir@db.com

This release contains forward-looking statements. Forward-looking statements are statements that are not

Issued by the press department of Deutsche Bank AG	Internet: db.com
Taunusanlage 12, 60325 Frankfurt am Main	https://www.db.com/media
Phone +49 (0) 69 910 43800, Fax +49 (0) 69 910 33422	E-mail: db.presse@db.com

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historical facts; they include statements about our beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which we derive a substantial portion of our revenues and in which we hold a substantial portion of our assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of our strategic initiatives, the reliability of our risk management policies, procedures and methods, and other risks referenced in our filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in our SEC Form 20-F of 20 March 2014 under the heading “Risk Factors.” Copies of this document are readily available upon request or can be downloaded from www.deutsche-bank.com/ir.

This release also contains non-IFRS financial measures. For a reconciliation to directly comparable figures reported under IFRS, refer to the 1Q2014 Interim Report, which is available at www.deutsche-bank.com/ir.

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